Exhibit 5.1

Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 goodwinlaw.com +1 650 752 3100
February 8, 2024

MeridianLink, Inc.
3560 Hyland Avenue, Suite 200
Costa Mesa, CA 92626

Re:    Securities Registered under Registration Statement on Form S-3
We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-276336) (as amended or supplemented, the “Registration Statement”) filed on December 29, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by MeridianLink, Inc., a Delaware corporation (the “Company”), of up to $500,000,000 of any combination of securities of the types specified therein and the offer by certain selling stockholders named therein (the “Selling Stockholders”) of up to 57,252,193 shares of our common stock, par value $0.001 per share (the “Shares”). The Registration Statement was declared effective by the Commission on January 8, 2024. Reference is made to our opinion letter dated December 29, 2023 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on February 8, 2024 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Selling Stockholders of up to 7,581,015 Shares (the “Selling Stockholder Shares”) covered by the Registration Statement. The Selling Stockholder Shares include an over-allotment option granted to the underwriters of the offering to purchase up to 675,000 Shares. The Selling Stockholder Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, the Selling Stockholders and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed on the date hereof and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP